Amicus Therapeutics Announces Positive data in Pompe Disease Phase 1/2 Study for Up to 24 Months at 15th Annual WORLDSymposium™ Consistent and Durable Responses Across Key Measures of Safety, Functional Outcomes and Biomarkers Continue for both ERT-Naïve and ERT-Switch Patients Patient Reported Outcomes Data Demonstrate Benefits in Activities of Daily Living and Patient Well Being for AT-GAA Treated Patients Detailed Positive Data on Non-Ambulatory Patient Cohort Also Highlighted Webcast for Investors and Analysts on Wednesday, February 6 at 7:00pm ET CRANBURY, NJ, and Orlando, FL, February 5, 2018 – Amicus Therapeutics (Nasdaq: FOLD) today announced additional positive results from a global Phase 1/2 clinical study (ATB200-02) to investigate AT-GAA in patients with Pompe disease, an inherited lysosomal storage disorder caused by an enzyme deficiency that leads to accumulation of glycogen (disease substrate) in cells. Patients treated with AT-GAA for up to 24 months showed improvements in six- minute walk test (6MWT) distance and other measures of motor function and muscle strength, stability or increases in forced vital capacity (FVC), and durable reductions in biomarkers of muscle damage and disease substrate. These clinical results, in addition to detailed results on patient-reported outcomes (PROs), are being featured at the 15th Annual WorldSymposium™ in a poster1 at this afternoon’s poster session from 4:30pm to 6:30pm. An additional poster2 with detailed results for the non-ambulatory cohort in the ATB200-02 study is also part of this afternoon’s poster session. John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics stated, “We are very pleased to report the latest data for AT-GAA, our investigational therapy for Pompe disease, which continues to show very compelling and consistent results across patients and in multiple endpoints now for up to 24 months on treatment. We believe that these longer-term results represent meaningful and very durable improvements in functional outcomes with AT-GAA treatment, in addition to persistent and durable reductions in key biomarkers of muscle damage and disease substrate. These results from the Phase 2 study, together with our ongoing PROPEL pivotal study, support our strategy to advance AT-GAA as quickly as possible with the potential to become the new standard of care for all persons living with Pompe disease.” Mark Roberts, MD, Department of Neurology, Salford Royal NHS Foundation Trust and Principal Investigator in the ATB200-02 study stated, “Patients with Pompe disease are in need of new treatment options that can provide long-term improvement and durability across multiple aspects of their disease. The results from this Phase 1/2 clinical study of AT- GAA continue to demonstrate a robust effect in adult people living with Pompe disease, including meaningful increases in muscle strength in most of the patients, as well as improvements in patient-reported outcomes. Since entering the study, the ambulatory ERT-switch and ERT-naïve participants have walked farther in the 6-minute walking test. Notably, the non- ambulatory ERT-switch participants, a population that is typically excluded from clinical studies, have demonstrated sustained positive changes in their arm and shoulder strength. I look forward to continuing to treat patients in this important clinical study.” ATB200-02 Study Data Highlights in ERT-Switch and ERT-Naive Patients Out to Month 24 The slide deck with the latest clinical results from the ATB200-02 clinical study, in addition to Batten disease preclinical data presented at WORLDSymposium, is available at www.amicusrx.com.

Functional Outcomes (n=17): Muscle function improved in 16 out of 17 patients who have available data for up to 21 or 24 months.

- **Motor function:** Six-minute walk test (6MWT) distance, a primary measure of motor function in Pompe disease patients, improved in both ERT-naive and ERT-switch patients with continued benefit observed out to months 21 and 24, respectively. Improvements were generally consistent across both cohorts.
  - All 5 ERT-naive patients showed increases in 6MWT distance at all time points out to month 21. The ERT-naïve patients showed mean increases of 42 meters at month 6 (n=5), 63 meters at month 12 (n=5), and 55 meters at month 21 (n=5).
  - 6MWT increased in 7/10, 9/10, and 8/8 ERT-switch patients at Months 6, 12, and 24 respectively. The ERT-switch patients showed mean increases of 24 meters at month 6 (n=10), 42 meters at month 12 (n=10), and 54 meters at month 24 (n=8).
  - Other motor function tests generally showed mean improvements consistent with 6MWT distance out to month 21 or 24 in both ambulatory cohorts.

- **Muscle Strength:** Non-ambulatory ERT-switch patients showed improvements in upper extremity strength (which includes elbow and shoulder) from baseline to month 21, as measured by quantitative muscle testing (QMT) and manual muscle testing (MMT). Detailed results in this non-ambulatory cohort, who had been on ERT for an average of approximately 10 years, are highlighted in an additional poster[2] today, and a corresponding oral platform presentation on Feb 7, 2019 at 9:15 a.m. ET.

- **Pulmonary Function:** Pulmonary function improved in ERT-naïve patients and was generally stable in ERT-switch patients.
  - In ERT-naïve patients, mean absolute change in forced vital capacity (FVC), one of the main measures of pulmonary function in Pompe disease, was +4.2% at month 6 (n=5), +4.5% at month 12 (n=5), and +6.1% at month 21 (n=5).
  - In ERT-switch patients mean absolute change in FVC was -1.2% at month 6 (n=9), -3.0% at month 12 (n=9), and -0.6% at month 24 (n=7).
  - Overall, other pulmonary tests of maximal inspiratory pressure (MIP), a measure of inhalation, and maximal expiratory pressure (MEP), a measure of exhalation, were stable or increased in both ERT-naïve and ERT-switch patients.

Patient-Reported Outcomes

An interim analysis of patient-reported outcomes from the ATB200-02 clinical study show the benefits in activities of daily living and patient well-being in patients with Pompe disease treated with AT-GAA. Details on these PROs are featured in the poster[1] and will be highlighted in a oral platform presentation on Feb 7, 2019 at 2:00 pm ET.

Safety and Tolerability & Pharmacokinetics/Pharmacodynamics (PK/PD)

- Safety and tolerability data reflect a maximum of 33+ months of treatment. To date, adverse events have been generally mild and transient.
- AT-GAA has resulted in a low rate of infusion-associated reactions (IARs) following 1,110+ infusions (16 incidents of IARs in 6 patients; <1.5% of all 1,110+ infusions with an IAR). The clinical pharmacokinetic profile has been consistent with previously reported preclinical data.
- Persistent and durable reductions in key biomarkers of muscle damage (creatine kinase, or CK) and disease substrate (urine hexose tetrasaccharide, or Hex4) across all patient cohorts out to month 21/24 continue to suggest a positive effect on muscle tissue. Further details are provided in the slide deck.

Patient Disposition

A total of 25 patients have enrolled in the ATB200-02 clinical study across four cohorts. The initial three study cohorts enrolled 22 patients, including ERT-switch ambulatory patients (n=11), ERT-switch non-ambulatory patients (n=6), and ERT-naïve patients (n=5). A fourth cohort of additional ERT-switch ambulatory patients was added to the study and the first three patients' data are available in the most recent interim safety analysis.

	ERT-Switch Cohort 1 (n=11)	Non-Ambulatory ERT-Switch Cohort 2 (n=6)	ERT-Naïve Cohort 3 (n=5)	ERT-Switch Cohort 4 (n=3)[c]	Total
Efficacy	8[a]	4[b]	5	-	17
Safety	11	6	5	3	25

[a]Cohort 1: one patient discontinued after 18 weeks due to travel burden; another patient discontinued due to withdrawal of consent. At the time of this interim analysis, one patient had not reached Month 24.

[b]Cohort 2: one patient discontinued due to IAR. At the time of this interim analysis one patient had not yet reached the initial efficacy assessments (6-month visit).

[c]Cohort 4: currently enrolling ambulatory ERT-switch patients with 7+ years experience with ERT; three patients included in safety database at the time of the interim analysis, none had reached the efficacy assessments (6-month visit)

AT-GAA Development and Regulatory Strategy The Company’s strategy is to enhance the body of clinical data for AT-GAA in ongoing clinical studies, including the pivotal study (PROPEL, also referred to as ATB200-03) to deliver this potential new therapy to as many people living with Pompe disease as soon as possible. Based on regulatory feedback from both the U.S. FDA and European Medicines Agency (EMA), the Company expects the PROPEL study to support approval for a broad indication, including ERT-switch and treatment-naïve patients. Anticipated 2019 Pompe Milestones: • Initial 6-month data in additional ERT-switch patients in the Phase 1/2 ATB200-02 clinical study (Cohort 4). • Retrospective natural history study data in approximately 100 ERT-treated Pompe patients. • Additional supportive studies, including an open-label study in pediatric patients. • Full enrollment in Phase 3 PROPEL study. • Advance agreed upon CMC requirements to support BLA. Investor and Analyst Webcast on February 6, 2019 at 7:00pm ET Amicus Therapeutics will host an audio webcast and slide presentation tomorrow, February 6, 2019, at 7:00 p.m. ET to discuss the clinical Pompe disease data and preclinical Batten disease data presented at the WORLDSymposium. Dr. Mark Roberts, MD, Department of Neurology, Salford Royal NHS Foundation Trust and Principal Investigator in the ATB200-02 study, will highlight the Pompe data. Dr. Jill M. Weimer, PhD, Senior Director, Therapeutic Development at Sanford Research, will present data from preclinical studies in Batten disease conducted at Sanford Research, which are related to the Amicus gene therapy portfolio licensed from Nationwide Children’s Hospital (NCH). Interested participants and investors may access the webcast via the Investors section of the Amicus Therapeutics corporate website at http://ir.amicusrx.com. A replay of the webcast will be available shortly following the conclusion of the event and it will be archived for 30 days. Participants are encouraged to go to the website 15 minutes prior to the start of the call to register, download, and install any necessary software. About ATB200-02 Clinical Study The primary objectives of the open-label ATB200-02 clinical study are to evaluate the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of ATB200/AT2221 over an 18-week primary treatment period followed by a long-term extension. Sixteen clinical sites in five countries participated in the ATB200-02 clinical study. The study originally enrolled a total of 20 patients across three patient cohorts: ambulatory ERT-experienced (Cohort 1, n=11), non-ambulatory ERT- experienced (Cohort 2, n=4) and ERT-naïve (Cohort 3, n=5); in addition two more patients were enrolled in cohort 2. A fourth cohort of ambulatory ERT-switch patients is also currently enrolling to add to the patient data in the ambulatory ERT-switch population. Patients in Cohort 1 received escalating doses of ATB200 (5, 10, 20 mg/kg), followed by 3 doses of 20 mg/kg ATB200 plus low dose AT2221, followed by ongoing doses of 20 mg/kg ATB200 plus high dose AT2221. Patients in Cohorts 2, 3, and 4 all receive 20 mg/kg ATB200 plus high dose AT2221. About AT-GAA AT-GAA is an investigational therapy that consists of ATB200, a unique recombinant human acid alpha-glucosidase (rhGAA) enzyme with optimized carbohydrate structures, particularly mannose-6 phosphate (M6P), to enhance uptake, co- administered with AT2221, a pharmacological chaperone. In preclinical studies, AT-GAA was associated with increased tissue enzyme levels, reduced glycogen levels in muscle, and improvements in muscle strength. A global Phase 1/2 study (ATB200-02) is ongoing to evaluate the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics of AT-GAA. Amicus has also initiated a global Phase 3 clinical study (ATB200-03, or PROPEL) of AT-GAA in adult patients with late onset Pompe disease. PROPEL is a 52-week, double-blind randomized study designed to assess the efficacy, safety and tolerability of AT-GAA compared to the current standard of care, alglucosidase alfa, an enzyme replacement therapy (ERT). More information, including a list of participating sites, is available at www.clinicaltrials.gov: NCT03729362. About Pompe Disease Pompe disease is an inherited lysosomal storage disorder caused by deficiency of the enzyme acid alpha-glucosidase (GAA). Reduced or absent levels of GAA leads to accumulation of glycogen in cells, which is believed to result in the clinical manifestations of Pompe disease. The disease can be debilitating, and is characterized by severe muscle weakness that worsens over time. Pompe disease ranges from a rapidly fatal infantile form with significant impacts to heart function to a more slowly progressive, late-onset form primarily affecting skeletal muscle. It is estimated that Pompe disease affects approximately 5,000 to 10,000 people worldwide. About Amicus Therapeutics Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow us on Twitter and LinkedIn. Forward-Looking Statements This press release contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to encouraging preliminary data from a global Phase 1/2 study to investigate AT-GAA for the treatment of Pompe and the potential implications on these data for the future advancement and development of AT-GAA. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” "confidence," "encouraged," “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward looking statements included in this press release are based on management's current expectations and belief's which are subject to a number of risks, uncertainties and factors, including that the preliminary data based on a small patient sample and reported before completion of the study will not be predictive of future results, that results of additional preliminary data or data from the completed study or any future study will not yield results that are consistent with the preliminary data presented, that the Company will be not able to demonstrate the safety and efficacy of AT-GAA, that later study results will not support further development, or even if such later results are favorable, that the Company will not be able to successfully complete the development of, obtain regulatory approval for, or successfully commercialize AT-GAA. In addition, all forward looking statements are subject to the other risks and uncertainties detailed in our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on 10-Q for the Quarter ended September 30, 2018. As a consequence, actual results may differ materially from those set forth in this press release. You are cautioned not to place undue reliance on these forward looking statements, which speak only of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise this press release to reflect events or circumstances after the date hereof. 1Kishnani, et. al., 15th Annual WORLDSymposium™, First-in-human study of advanced and targeted acid α-glucosidase (AT-GAA) in patients with Pompe disease: Preliminary functional assessment results from the ATB200-02 trial 2Clemens,, et. al., 15th Annual WORLDSymposium™, Safety and efficacy of advanced and targeted acid α-glucosidase (AT-GAA) in ERTswitch non-ambulatory patients with Pompe disease: Preliminary results from the ATB200-02 trial CONTACTS: Investors/Media: Amicus Therapeutics Sara Pellegrino, IRC Vice President, Investor Relations & Corporate Communications IR@amicusrx.com (609) 662-5044 Media: Jennifer Paganelli Media Relations jpaganelli@purecommunications.com (347) 658-8290 FOLD–G